EXHIBIT 21

SUBSIDIARIES OF SECURITY CAPITAL CORPORATION

NAME	JURISDICTION OF INCORPORATION

Security Capital Insurance Group, Inc.	Delaware

Possible Dreams, Ltd.	Delaware

P.D. Holdings, Inc.	Delaware

Pumpkin Masters Holdings, Inc.	Delaware

Pumpkin, Ltd.	Delaware

Primrose Holdings, Inc.	Delaware

Primrose School Franchising Company	Georgia

The Jewel I, Inc.	Georgia

PS-Bentwater, Inc.	Georgia

WC Holdings, Inc.	Delaware

WC Holdings, Inc.	Delaware

CompManagement, Inc.	Ohio

CompManagement Disability Services Company	Virginia

CompManagement Health Systems, Inc.	Ohio

CompManagement of Virginia, Inc.	Virginia

M&N Risk Management, Inc.	Ohio

CMI Management Company	Ohio

CMI Barron Risk Management Services, Inc.	Texas

Octagon Risk Services, Inc.	California